EXHIBIT 99.1

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF
OPERATIONS FOR THE QUARTER ENDED SEPTEMBER 30, 2010

Shreveport, Louisiana – October 29, 2010 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (OTCBB: HFBL), the “mid-tier” holding company of Home Federal Bank, reported net income for the three months ended September 30, 2010 of $646,000, an increase of $394,000 from $252,000 in net income reported for the three months ended September 30, 2009. Earnings per diluted share were $0.20 for the first quarter ended September 30, 2010, compared to $0.08 per diluted share for the quarter ended September 30, 2009.

“We are pleased to report our strong results for the first quarter which reflect the continued implementation of our business plan to become a full service community bank,” stated Daniel R. Herndon, Chairman, President and Chief Executive Officer of the Company.  “One of the key drivers for our earnings during the quarter was our diversified revenue stream, where 24.7% of our income was derived from our non-interest income,” added James R. Barlow, Executive Vice President and Chief Operating Officer.

The increase in net income for the three months ended September 30, 2010 resulted primarily from a $425,000, or 33.2%, increase in net interest income, and a $780,000 increase in non-interest income, partially offset by an increase of $537,000, or 56.3%, in non-interest expense, an increase of $72,000 in the provision for loan losses and a $202,000, or 155.4%, increase in the provision for income taxes.  The increase in net interest income was due to an increase of $347,000, or 15.8%, in total interest income as a result of an increase in volume of interest- earning assets and a decrease of $78,000, or 8.6%, in interest expense on borrowings and deposits due to an overall decline in the average cost of funds.  The increase in non-interest income was primarily due to a $229,000 increase in gain on sale of securities and a $535,000 increase in gain on sale of loans.  The increase in non-interest expense was primarily due to an increase in compensation and benefits expense of $405,000, or 66.3%, due to the hiring of commercial loan officers and other employees, as well as increases of $33,000 in legal and examination fees, $31,000 in occupancy expenses, and $68,000 in miscellaneous non-interest expenses attributable to increases in advertising and other general office overhead expenses.  A $72,000 charge to the provision for loan losses during the three months ended September 30, 2010, reflects the increase in loan loss allowances deemed necessary by management for risks associated with the increasing volume of non-residential and commercial loans.

At September 30, 2010, the Company reported total assets of $193.4 million, an increase of $8.2 million, or 4.5%, compared to total assets of $185.1 million at June 30, 2010.  The increase in assets was comprised primarily of an increase in cash and cash equivalents of $15.8 million, or 178.9% from $8.8 million at June 30, 2010 to $24.6 million at September 30, 2010, and an increase in loans receivable, net excluding loans-held-for sale, of $6.5 million, or 7.0%, from $93.1 million at June 30, 2010, to $99.6 million at September 30, 2010, primarily reflecting the increase in commercial lending during the three months ended September 30, 2010.  This was partially offset by a decrease in investment securities of $8.5 million, or 12.9%, to $57.3 million at September 30, 2010, compared to $65.8 million at June 30, 2010.  Loans held-for-sale decreased $6.0 million, or 44.9%, to $7.4 million at September 30, 2010 compared to $13.4 million at June 30, 2010.  Deposits increased $11.2 million, or 9.5%, to $128.9 million at September 30, 2010, compared to $117.7 million at June 30, 2010.  Advances from the Federal Home Loan Bank of Dallas decreased $3.5 million, or 11.1%, to $28.0 million at September 30, 2010, from $31.5 million at June 30, 2010. At September 30, 2010, the Company had $115,000 of non-performing assets, or 0.06% of total assets at such date, compared to $360,000, or 0.19% of total assets at June 30, 2010.

Shareholders’ equity increased $394,000, or 1.2%, to $33.8 million at September 30, 2010, from $33.4 million at June 30, 2010.  The primary reasons for the increase in shareholders’ equity from June 30, 2010, were the vesting of restricted stock awards totaling $116,000, and net income of $646,000 for the three months ended September 30, 2010.  This was partially offset by a decrease in the Company’s accumulated other comprehensive income of $270,000, dividends paid of $73,000 and treasury stock acquisitions of $46,000 during the three months ended September 30, 2010.

Home Federal Bancorp, Inc. of Louisiana is the mid-tier thrift holding company for Home Federal Bank which conducts business from its main office, two branch offices and one agency office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
ASSETS	September 30, 2010	June 30, 2010
	(Unaudited)

Cash and cash equivalents	$24,645	$8,837
Investment securities	57,345	65,826
Loans held-for-sale	7,385	13,403
Loans receivable, net	99,580	93,056
Other assets	4,438	4,023

Total assets	$193,393	$185,145

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$128,888	$117,722
Advances from the Federal Home Loan Bank of Dallas	27,995	31,507
Other liabilities	2,751	2,551

Total liabilities	159,634	151,780

Shareholders’ equity	33,759	33,365

Total liabilities and shareholders’ equity	$193,393	$185,145

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
	Three months ended September 30,
	2010	2009
	(Unaudited)

Total interest income	$2,537	$2,190
Total interest expense	831	909
Net interest income	1,706	1,281
Provision for loan losses	72	--
Net interest income after provision for loan losses	1,634	1,281
Non-interest income	834	54
Non-interest expense	1,490	953
Income before income taxes	978	382
Income taxes	332	130

NET INCOME	$646	$252

EARNINGS PER SHARE
Basic	$0.20	$0.08
Diluted	$0.20	$0.08
CONTACT: Home Federal Bancorp, Inc. of Louisiana
Daniel R. Herndon, President and Chief Executive Officer
Clyde D. Patterson, Executive Vice President and Chief Financial Officer
(318) 222-1145

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